Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is made and entered into as of July 24, 2017, by and between OLD DOMINION ELECTRIC COOPERATIVE, a utility aggregation cooperative organized under the laws of the Commonwealth of Virginia (the “Employer”) and Jackson E. Reasor, Jr. (the “Executive”).

WHEREAS, the Employer and the Executive are parties to an Employment Agreement dated June 1, 2016 (the “Employment Agreement”);

WHEREAS, the Transition contemplated by Section 3(b) of the Employment Agreement has occurred, therefore the Association is no longer considered the Employer and is no longer a necessary party to this Amendment; and

WHEREAS, the Employer and the Executive have agreed to enter into this Amendment in order to provide for the orderly transition of the Executive’s duties and responsibilities to his successor in connection with the Executive’s resignation and retirement as President and Chief Executive Officer of the Employer in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements hereinafter set forth, the Employer and Executive agree as follows:

1.Any capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Employment Agreement.

2.Section 2 of the Employment Agreement is hereby amended by adding the following sentences to the end of the section:

“Commensurate with the Executive’s duties as President and Chief Executive Officer, the Executive shall have the ability to hire employees and appoint officers of the Employer as appropriate or necessary.  In particular, as of the date of this Amendment, the two budgeted, vacant Vice President positions (Technology and Human Resources) may be filled by the Executive under regular processes and schedule if, in the Executive’s discretion, filling either or both of such positions prior to January 15, 2018 advisable to maintain Employer’s normal operations.  Notwithstanding the forgoing, should the Senior Vice President of Finance / Chief Financial Officer (“CFO”) position become vacant prior to January 15, 2018, then such position will be filled by the next President and Chief Executive Officer duly appointed by the Employer to succeed the Executive (the “Successor CEO”); provided, however, that should the CFO position become vacant prior to the appointment of the Successor CEO, then that position may be filled by the Executive on an interim basis and such interim CFO shall serve until such time as the Successor CEO appoints a new CFO (or appoints the interim CFO to serve as CFO on a permanent basis).  Additionally, the Senior Vice President of Administrative Services position will be filled by the Successor CEO, not the Executive.”

3.Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(a)The commencement date of this Agreement shall be as of June 1, 2016 (the “Commencement Date”) and the Executive’s employment hereunder shall terminate on January 15, 2018 (the “Term”).  The last day of the Term is sometimes referred to as the “Expiration Date.”  Upon the conclusion of the Term, the Executive shall be deemed to have retired as President and CEO of the Employer and any other entity owned in whole or in part by the Employer.  Following the Expiration Date, Executive may attend the February 2018 ACES Board meeting as Chairman and as the designee of the Employer and the Executive shall transition such Chairmanship to a successor and shall no longer be a designee of the Employer.”

4.Section 6(e) of the Employment Agreement is hereby amended and restated in its entirety as set forth below.  For the avoidance of doubt, the claw-back provision set forth in Section 6(e)(ii) of the Employment Agreement is hereby eliminated.

“(e)Certain Termination Payments.  In the event of the termination of the Executive’s employment hereunder by Employer without Cause, by the Executive with Good Reason, or upon the Executive’s retirement on the Expiration Date, Executive shall be entitled to the following:  Employer shall continue to pay Executive for the one-year period immediately following the date of termination, at the rate in effect on the date of termination.  Payment of such salary shall be made on the same periodic date as salary payments would have been made to Executive had he not been terminated or retired.  Should Executive die during such one-year period immediately following the date of termination or retirement, such salary payments shall continue to be paid to the Executive’s appointed administrator, executor or personal representative of the Executive’s estate.  Executive shall also be paid for any accrued but unused vacation at the time of Executive’s termination or retirement consistent with Employer’s policies.  In addition, effective on or about the termination date, the Company will transfer ownership of the Company-owned automobile currently utilized by Executive to the Executive, with appropriate tax treatment.  Executive shall also be entitled to retain the Employer issued iPad following termination or retirement, subject to the Employer’s right to wipe any Employer data from the iPad.  Other than such salary and benefits described in this Section 6(e), no other benefits will accrue or be paid during this period except that Employer shall also pay the premiums for medical insurance to Executive for the applicable period (or if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive) on the same basis as if Executive were still employed, except that Employer’s obligation to pay the premiums or reimbursements for such medical insurance shall cease if Executive becomes eligible for such coverage by virtue of his employment with another company or entity.”

5.Section 6(f) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(f)Compliance with Covenants; Release; Resignation.  Any payments or benefits made or provided pursuant to Section 6(e) hereof are subject to the following: (i) Executive’s compliance with the provisions of Section 8 hereof; (ii) on behalf of the Executive and his estate, heirs and representatives, the execution by Executive of a

Release of Claims Agreement in the form attached hereto as Exhibit A; and (iii) Executive’s delivery to the Employer of a resignation from all offices, directorships and fiduciary positions with the Employer and its affiliates.”

6.The header of Section 8 and Section 8(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“8.Nonsolicitation and Confidential Information.

(a)Nonsolicitation. During a period of one year following the date of termination of Executive’s employment with Employer occasioned by Executive’s retirement from the Employer on the Expiration Date, termination by Employer for Cause pursuant to Section 6(b) hereof, or by Executive in the event that such termination is not for Good Reason, Executive will not directly or indirectly, attempt to hire any employee of Employer, assist in such hiring by any other Person, or solicit or encourage any customer of Employer to terminate its relationship with Employer or to conduct with any Person any business or activity that such customer conducts or could conduct with Employer.”

7.The parties agree that certain matters in which the Executive is involved during the Term may necessitate the Executive’s cooperation in the future.  Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board of Directors of the Employer, the Executive shall cooperate with the Employer in connection with matters arising out of the Executive’s service to the Employer (e.g., providing litigation support to the Employer); provided that, the Employer shall make reasonable efforts to minimize disruption of the Executive’s other activities.  The Employer shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend over forty (40) hours in the aggregate on such matters, the Employer shall compensate the Executive at an hourly rate of $200.00 per hour.

8.Executive represents and warrants that, in negotiating and executing this Amendment, Executive has had an adequate opportunity to consult with competent counsel or other representatives of Executive’s choosing concerning the meaning and effect of each term and provision hereof and that there are no representations, promises or agreements other than those expressly set forth in writing herein.

9.The parties agree to publicly announce the Executive’s anticipated retirement using a press release substantially in the form attached as Exhibit B hereto (the “Approved Press Release”).  No party hereto shall issue any other public announcement or otherwise make any other public disclosure concerning this Amendment or the events described in the caption and recitals of this Amendment without prior approval by the other party hereto; provided, however, that nothing in this Amendment shall restrict the Employer from disclosing information that may be required by applicable law.  If any disclosure beyond the Approved Press Release is required by law or the rules of any securities exchange or market on which the Employer’s securities are traded to be made by any party hereto, prior to making such disclosure such party will deliver a draft of such disclosure to the other party and shall give the other party reasonable opportunity to comment thereon.

10.The Executive covenants and agrees that during the Term and at all times thereafter, the Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Employer or its businesses, or any of its employees, directors or officers now or in the future.  This Section does not in any way restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

11.This Amendment shall be construed under and be governed in all respects by the laws of the Commonwealth of Virginia, without regard to its conflict of laws provisions.

12.All other terms of the Employment Agreement not amended herein, shall remain in full force and effect.  The Employment Agreement as amended by this Amendment represents the entire agreement and understanding between the Employer and Executive concerning the employment of Executive by the Employer.  This Amendment may be executed in more than one counterpart, each of which shall be deemed to be an original and which, together, shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by Employer, by its duly authorized officers, and by Executive, as of the date first above written.

OLD DOMINION ELECTRIC COOPERATIVE

/s/ J. William Andrew

J. William Andrew

Chairman of the Board

Old Dominion Electric Cooperative

EXECUTIVE

/s/ Jackson E. Reasor, Jr.

Jackson E. Reasor, Jr.

President and Chief Executive Officer

Old Dominion Electric Cooperative

Address:

4201 Dominion Boulevard

Glen Allen, VA 230060

Exhibit A

RELEASE OF CLAIMS AGREEMENT

FOR AND IN CONSIDERATION OF the payments and benefits to be provided me in connection with the termination of my employment, as set forth in the Employment Agreement among me, OLD DOMINION ELECTRIC COOPERATIVE, a utility aggregation cooperative organized under the laws of the Commonwealth of Virginia (“ODEC”), and VIRGINIA, MARYLAND AND DELAWARE ASSOCIATION OF ELECTRIC COOPERATIVES, a non-stock corporation organized under the laws of the Commonwealth of Virginia (the “Association” and together with ODEC, the “Employer”) dated as of June 1, 2016, as amended by the First Amendment to Employment Agreement, dated as of July 24, 2017 (as amended, the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer, its member cooperatives, their affiliates and each of the Employer’s and member cooperative’s respective officers, directors, employees, agents, independent contractors, representatives, shareholders, successors and assigns (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof), in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of my execution of this Release of Claims Agreement, including, without limitation, any claims under any federal, state, local, or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to my hire, benefits, employment, termination, or separation from employment with the Employer and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

(i)any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, and the fair employment practices laws of the state or states in which I have been employed by the Employer or any of its subsidiaries or other affiliates, all of their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(ii)any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

(iii)any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv)any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements.

However, this general release and waiver of claims excludes, and I do not waive, release, or discharge: (A) claims to enforce the provisions of Section 6 of the Employment Agreement; (B) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although I waive any right to monetary relief related to such a charge or administrative complaint; (C) claims which cannot be waived by law; (D) indemnification rights I have against the Employer; and (E) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to me in the Employment Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of my execution of this Release of Claims Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations.  By signing this Release of Claims Agreement, I hereby acknowledge and confirm that:

(i)I have read this Release of Claims Agreement in its entirety and I understand all of its terms;

(ii)by the First Amendment to the Employment Agreement, , I have been advised in writing of the right to consult with an attorney of my choosing and I have had an opportunity to consult with such counsel before executing this Release of Claims Agreement;

(iii)I knowingly, freely, and voluntarily assent to all of the terms and conditions set out in this Release of Claims Agreement;

(iv)I am executing this Release of Claims Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which I am otherwise entitled;

(v)I was given at least twenty-one (21) days to consider the terms of this Release of Claims Agreement and consult with an attorney of my choice, although I may sign it sooner if desired;

(vi)I understand that I have seven (7) days from signing this Release of Claims Agreement to revoke the release in this paragraph by delivering notice of revocation to the Employer by giving notice as provided in the Employment Agreement  before the end of this seven-day period; and

(vii)I understand that the release contained in this paragraph does not apply to rights and claims that may arise after I sign this Release of Claims Agreement.

This Release of Claims Agreement shall not become effective until the eighth (8th) day after I execute this Release of Claims Agreement (“Effective Date”).  No severance payments due to me under the Employment Agreement shall be made or begin before the Effective Date.  I understand that if I revoke this Release of Claims Agreement, no payments shall be made.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: /s/ Jackson E. Reasor, Jr.

Name (please print):  Jackson E. Reasor, Jr.

Date Signed: 7/24/2017

Exhibit B

FORM OF PRESS RELEASE

ODEC President and CEO Announces Retirement

NEWS RELEASE – July __, 2017

Glen Allen, VA --  Old Dominion Electric Cooperative (ODEC) today announced that Jackson E. Reasor, the longest serving president and chief executive officer (CEO) in ODEC’s history, has informed the board of directors of his plan to retire as president and CEO effective as of January 15, 2018.

The Board has formed a search committee to identify a new president and CEO, and will retain a nationally recognized executive recruiting firm to advise them on potential candidates.

“I began working with ODEC in November, 1998” said Reasor, “and I am proud to have been a part of the company’s growth and evolution. ODEC’s dedicated employees and management team have put us on a solid footing, and I am confident that the cooperative and its member cooperatives are well positioned for its next phase of growth and development. I look forward to working with the board of directors and my successor to ensure a seamless transition.”

“On behalf of the board and everyone at ODEC, I would like to thank Jack for his leadership over the last 19 years as president and CEO, and also for the dedication and commitment that he has given to ODEC and its member cooperatives,” said J. William Andrew, Chairman of ODEC’s board of directors.  “The board is committed to conducting a thorough search to identify the right candidate to serve as ODEC’s next CEO and will complete the search as expeditiously as possible.”

About ODEC:

Headquartered in Glen Allen, Virginia, ODEC is a not-for-profit, member-owned, power supply cooperative. It supplies the wholesale power requirements of its 11 member electric distribution cooperatives, which provide reliable, affordable electricity to 1.4 million people in 70 counties in Virginia, Maryland and Delaware.